Exhibit 99.1

12701 Fair Lakes Circle, Fairfax, VA 22033
703.322.0881 Fax 703.322.0885
www.argonst.com

NEWS RELEASE

For Immediate Release

Argon ST, Inc. Receives Contract Award of $73.5M for Aerial Common Sensor
Subsystem Development

FAIRFAX. VA—May 5, 2005— Argon ST, Inc. (NASDAQ:STST), today announced that its Reconnaissance Systems Group has received a contract award to design, develop and integrate a sensor subsystem for the Aerial Common Sensor (ACS) platform totaling $73.5M. The contract is issued by Lockheed Martin, Integrated Systems and Solutions.

ACS will replace the current Intelligence, Surveillance, Reconnaissance (ISR) aircraft, including the Army’s Guardrail Common Sensor, the Airborne Reconnaissance Low aircraft and the Navy’s fleet of EP-3 aircraft. As part of the Lockheed Martin ACS Team, the Argon ST subsystem will provide key intelligence information that will provide U.S. Army and U.S. Navy commanders with persistent intelligence, surveillance, and reconnaissance capability.

This award supports the first phase of the contract for System Development and Demonstration (SDD) culminating in the delivery of five certified, mission-ready airborne subsystems to support initial testing planned for 2006.

Terry Collins, Chairman and CEO of Argon ST, Inc., stated, “The contract award represents a milestone for Argon ST as it further diversifies our presence into the latest new airborne platform proposed for joint service use. In addition, the ACS program will be a key component in providing the battlespace commander with real time decision quality information. With the open architecture framework, our system will be software upgradeable to ensure compatibility with the Army’s Future Combat System.”

Mr. Collins further stated, “The timing of this award is still consistent with our planning for our fiscal year 05 performance. We have been preparing the necessary infrastructure and staff to meet Lockheed Martin’s schedule of performance in anticipation of the contract signing.”

Argon ST designs, develops, and manufactures systems and sensors for the Command and Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) markets including ESM (Electronic Support Measures), EW (Electronic Warfare), imaging, and acoustic systems serving domestic and worldwide markets.

FOR MORE INFORMATION, CONTACT:
Donald F. Fultz, 703-995-5695
don.fultz@argonst.com
URL: www.argonst.com